Exhibit 99.1
LYONDELL CHEMICAL COMPANY NON-EMPLOYEE DIRECTOR COMPENSATION (Effective January 1, 2006)
ANNUAL CASH RETAINER	$80,000
RESTRICTED STOCK RETAINER	$100,000
TOTAL COMPENSATION	$180,000
COMMITTEE RETAINERS
AUDIT COMMITTEE CHAIR	$20,000
AUDIT COMMITTEE MEMBERS	$5,000
CORPORATE RESPONSIBILITY & GOVERNANCE COMMITTEE CHAIR	$10,000
COMPENSATION & HUMAN RESOURCES COMMITTEE CHAIR	$10,000
BOARD CHAIR RETAINER	$150,000